FOR IMMEDIATE RELEASE: JUNE 18, 2007	Exhibit 99.1

LEGGETT & PLATT REDUCES 2Q AND 2007 GUIDANCE

Carthage, MO, June 18, 2007 —

•	2Q guidance: EPS of $.31-$.36, on a 4% sales decrease versus 2Q 2006.

•	2007 guidance: EPS of $1.35-$1.55, on a 2% sales decrease versus 2006.

Fortune 500 diversified manufacturer Leggett & Platt announced that second quarter earnings are expected to be within the range of $.31-$.36 per share. On a per share basis, this $.11 decline versus April guidance results from $.08 less earnings from continuing operations and $.03 of incremental restructuring-related costs. Sales are anticipated to be about $75 million lower than previously thought, and are substantially responsible for the reduced earnings expectation. Quarterly sales (from continuing operations) are now projected at approximately $1.30 billion, a 4% decline versus 2Q 2006; same location sales are expected to be down by about 6%, but should be partially offset by a 2% sales increase from acquisitions.

The table below shows the changes in guidance from April to now, for both the second quarter and the full year 2007, as well as actual full year results for 2006.

Guidance, $/share	2Q 2007 Guidance			Full Year 2007 Guidance			2006
	April	Current	Change	April	Current	Change	Actual
Continuing Operations	.37-.42	.29-.34	(.08)	1.48-1.68	1.28-1.48	(.20)	1.49
Non-recurring Benefits	.05	.05	—	.05	.05	—	.12
Restructuring-related Costs	—	(.03)	(.03)	—	(.05)	(.05)	(.07)
Discontinued Operations	—	—	—	.07	.07	—	.07

EPS	.42-.47	.31-.36	(.11)	1.60-1.80	1.35-1.55	(.25)	1.61

Sales, Continuing Ops, $mln	1375	1300	(75)	5400	5200	(200)	5314

Full year 2007 earnings are now anticipated to be $1.35-$1.55 per share. The $.25 per share decrease versus April guidance reflects reduced sales expectations and incremental restructuring-related costs. Full year 2007 sales, excluding discontinued operations, are now anticipated to be approximately $5.2 billion, a $200 million decrease versus April’s guidance. Compared to 2006, full year sales (from continuing operations) are anticipated to decline by 2%, with acquisitions completed to-date adding about 2% to sales and same location sales expected to decline by 4%. Management is intently examining a few remaining underperforming operations, and may close those facilities; accordingly, guidance incorporates additional non-recurring net expenses of $.05 per share for the year ($.03 in 2Q; $.02 in the second half of the year).

CEO David S. Haffner commented, “Several of our markets have weakened considerably in the past 8 weeks, resulting in a broad-based revenue shortfall. Given the limited visibility into our markets, we cannot forecast a robust second half of the year. We simply do not see a major catalyst that will appreciably increase demand; accordingly, our full year guidance reflects continued market weakness for the remainder of 2007.

“We understand that investors’ patience is running thin, and we are equally dissatisfied. Status quo is clearly not acceptable. As part of the ongoing strategic review of our business portfolio that commenced earlier this year, we are critically analyzing likely changes to individual business models and to the portfolio itself. You may recall that we concluded a large divestiture just two months ago; we expect other changes going forward. We believe this activity will help set the stage for significant total shareholder return in the future.”

P.O. BOX 757 • NO. 1 LEGGETT ROAD • CARTHAGE, MISSOURI 64836-0757 • 417/358-8131

Management will discuss these events in a conference call at 8:00 a.m. Central (9am Eastern) on Tuesday, June 19. The webcast can be accessed (live or replay) from the Investor Relations section of Leggett’s website at www.leggett.com. The dial-in number is (303) 205-0033; there is no password. Second quarter results will be released after the market closes on July 19, with a conference call the next morning.

FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: Leggett & Platt (NYSE: LEG) is a FORTUNE 500 diversified manufacturer that conceives, designs and produces a broad variety of engineered components and products that can be found in virtually every home, office, retail store, and automobile. The company serves a broad suite of customers that comprise a “Who’s Who” of U.S. manufacturers and retailers. The 124-year-old firm is composed of 28 business units, 33,000 employee-partners, and more than 300 facilities located in over 20 countries.

FORWARD-LOOKING STATEMENTS: Statements in this release that are not historical in nature are “forward-looking.” These statements involve uncertainties and risks, including the company’s ability to improve operations and realize cost savings, price and product competition from foreign and domestic competitors, changes in demand for the company’s products, cost and availability of raw materials and labor, fuel and energy costs, future growth of acquired companies, general economic conditions, foreign currency fluctuation, litigation risks, and other factors described in the company’s Form 10-K. Any forward-looking statement reflects only the company’s beliefs when the statement is made. Actual results could differ materially from expectations, and the company undertakes no duty to update these statements.

CONTACT: Susan R. McCoy, Director of Investor Relations, (417) 358-8131 or invest@leggett.com